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                                As filed with the
             Securities and Exchange Commission on January 26, 1999

                                                      Registration No. 333-20761

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                             LANVISION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                          31-1455414
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                          One Financial Way, Suite 400
                           Cincinnati, Ohio 45242-5859
               (Address of principal executive offices) (Zip Code)

          Robert F. Golden and Jeffrey L. Van Voorhis Option Agreements
                            (Full title of the plan)

                                                            Copy To:
                                                        Alan J. Hartman
       J. Brian Patsy                                    Legal Counsel
  LanVision Systems, Inc.                       905 Mercantile Library Building
One Financial Way, Suite 400                           414 Walnut Street
Cincinnati, Ohio 45242-5859                          Cincinnati, Ohio 45202
       (513) 794-7100                                    (513) 639-7681
          (Name, address and telephone number of agent for service)

The Registrant hereby amends the above referenced Registration Statement to add as a part of Exhibit 4.1(b) the Severance Agreement document attached hereto.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Montgomery, State of Ohio, on this 25th day of January, 1999.

                                  LanVision Systems, Inc.
                                   By: / s / J. Brian Patsy
                                       ----------------------------------
                                       J. Brian Patsy, Chief Executive Officer


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                           AMENDMENT TO EXHIBIT 4.1(b)

Paragraph 3.2.1 of the Severance Agreement below amends the Option Agreement between LanVision Systems, Inc. and Jeffrey L. VanVoorhis dated May 1, 1996, which is attached to the Registration Statement as Exhibit 4.1(b).

                               SEVERANCE AGREEMENT

1.    INTRODUCTION

1.1 This Severance Agreement is made as of January 22, 1999 by and among LanVision Systems, Inc., LanVision, Inc., (collectively "LanVision") and Jeffrey L. VanVoorhis ("Employee").

1.2 Employee is an employee of LanVision having been hired on September 1, 1990. Employee and LanVision mutually desire to terminate their employment relationship.

1.3 In consideration of the mutual promises and covenants set forth in this Agreement, the parties agree to the terms and conditions set forth in this Agreement.

2.    SEPARATION FROM EMPLOYMENT

2.1 Employee will terminate Employee's employment with LanVision effective January 22, 1999 ("Termination Date"). On or before this date, Employee agrees to return to LanVision any and all LanVision property acquired during Employee's term of employment.

3.    CONSIDERATION FOR SIGNING

3.1 In consideration for Employee signing this Agreement, Employee shall receive:

3.1.1 Payment of all salary, commissions, bonuses, any other compensation, as applicable, and accrued but unused vacation earned as of the Termination Date, and all reimbursable expenses incurred prior to the Termination Date.

3.1.2 Coverage under LanVision's health insurance, dental insurance, and life insurance benefits provided through The Guardian Insurance Company that you currently have will remain in effect through the end of the month of Employee's termination. Thereafter, Employee shall be entitled to exercise COBRA rights in accordance with federal law, provided Employee timely exercises Employee's COBRA rights by completing the appropriate forms.

3.2 In addition, as further consideration, the following actions shall be taken:


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3.2.1 With regard to the letter agreement between LanVision Systems, Inc. and
      Employee dated May 1, 1996, pursuant to which Employee was granted options to acquire 30,063 shares of LanVision Systems, Inc. common stock ("Options Letter"):

      3.2.1.1 The first sentence of the second paragraph on page two of the Options Letter should be as originally stated and is therefore hereby amended to read as follows: "If you cease to be employed by the Company or any subsidiary, parent, or assuming corporation (as referred to in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code")), either directly as an employee or indirectly as a consultant, independent contractor, or similar relationship, for any reason other than by death or permanent disability, all unexercised rights under this option shall expire on the ninetieth day immediately following the termination of such employment."

3.2.2 LanVision, Inc. and Employee shall enter a mutually agreeable agreement for Employee to provide consulting services to LanVision.

3.3 Employee acknowledges and agrees that Employee shall receive no benefits additional to those set forth above.

4.    RELEASE OF CLAIMS

      In consideration of the payments set forth in Paragraph 3 above, that being good and valuable consideration, Employee acting of Employee's own free will, voluntarily, and on behalf of Employee and Employee's heirs, administrators, executors, successors, and assigns, releases LanVision and its parent, subsidiaries, affiliates, directors, officers, and agents, jointly and severally ("Releasees"), from any and all debts, obligations, claims, demands, judgments, or causes of action of any kind whatsoever, in tort, contract, by statute, or on any other basis, for compensatory, punitive, or other damages, expenses, reimbursements, or costs of any kind, including but not limited to any and all claims, demands, rights, and/or causes of action arising out of Employee's employment with LanVision or any employment contract; or relating to purported employment discrimination or violations of civil rights under any applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee's employment with LanVision, the termination of that employment, or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment to the later of the date of this Agreement or the Termination Date.

5.    NONDISCLOSURE AGREEMENT

5.1 LanVision shall make no disclosures concerning Employee's employment or other information regarding Employee, except for confirming employment, job title, dates of service, and rate of pay, plus additional information as, and only as, required pursuant to


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      subpoena or otherwise required by law, including securities laws and regulations, unless otherwise consented to by Employee.

5.2 Employee shall not disclose or make reference to the terms of this Agreement except to Employee's attorney and Employee's immediate family without the prior written consent of the LanVision. Employee shall not hereafter contact or communicate with LanVision's employees or former employees regarding the subject matter of this Agreement.

5.3 Employee shall make no negative statements concerning, or take any action that derogates LanVision or other Releasees, or its or other Releasees' products, services, reputation, officers, employees, financial status, or operations, or otherwise damage any of LanVision's or other Releases' business relationships.

6.    EFFECT OF VIOLATIONS BY EMPLOYEE

6.1 Any action by Employee in material violation of this Agreement shall void LanVision's payment to Employee of all severance monies and the provision of other benefits provided for in this Agreement and shall require immediate repayment by Employee of the value of all consideration paid to Employee by LanVision pursuant to this Agreement that is otherwise unearned, shall result in the immediate cancellation of the other benefits provided as consideration under this Agreement, and shall further require Employee to pay all reasonable costs and attorneys fees in defending any action Employee brings, plus any other damages to which LanVision may be entitled. Employee further consents to the issuance of a temporary restraining order, and/or injunction as an appropriate remedy for violation of this Agreement by Employee, and will not contest the entry of same if a violation is shown.

6.2 Any dispute between the parties about whether a violation of this Agreement by Employee has occurred shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

7.    DENIAL OF LIABILITY

      The payment of the monies set forth in this Agreement does not constitute an admission of liability or violation of any applicable law, any contract provisions or any rule or regulation, as to which Releasees expressly deny liability. This Agreement shall not be admissible in any proceeding except in an action to enforce its terms.

8.    SEVERABILITY

      If any provision, or portion thereof, of this Agreement is held invalid or unenforceable under applicable statute or rule of law, only that provision or portion shall be deemed




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      omitted from this Agreement, and only to the extent to which it is held invalid, and the remainder of the Agreement shall remain in full force and effect.

9.    GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, excluding its conflict of laws.

10.   OPPORTUNITY FOR REVIEW

      Employee acknowledges that execution of this Agreement is voluntary and that Employee has been advised to consult with an attorney before executing this Agreement to ensure that Employee fully and thoroughly understands its legal significance.

11.   ENTIRE AGREEMENT

      This Agreement constitutes the complete agreement between the parties and no other representations have been made by the parties. This document resolves all outstanding issues arising from Employee's employment as of the date of Employee's signing the Agreement and that Employee will not receive anything further from LanVision.

Jeffrey L. VanVoorhis                                       LanVision Systems, Inc. and LanVision, Inc.
By:   / s / Jeffrey L. VanVoorhis                            By:   / s / J. Brian Patsy
      -------------------------------------------------            -------------------------------------------------
                     (Signature)                                                  (Signature)

                   January 22, 1999                                              J. Brian Patsy
-------------------------------------------------------      -------------------------------------------------------
                        (Date)                                              (Name Typed or Printed)
                                                                     Chief Executive Officer and President
                                                             -------------------------------------------------------
                                                                                    (Title)

                                                                                January 22, 1999
                                                             -------------------------------------------------------
                                                                                     (Date)


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